SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made as of April 4, 2014, by and between James F. Drexinger (“Employee”) and Stock Building Supply Holdings, Inc. (the “Company”) (together, the “Parties”).

WHEREAS, Employee has been employed by the Company or one or more of its present or past direct or indirect subsidiaries or their predecessors, successors or affiliates continuously since 2005 in various management, senior management, and officer positions, including as Vice President, Marketing, Executive Vice President and Chief Supply Chain Officer, and, most recently, Divisional President and General Manager – South Division; and

WHEREAS, Employee and the Company desire to terminate their employment relationship and to resolve amicably, fully and finally all matters between them; and

WHEREAS, Employee has agreed to be bound by certain restrictive covenants necessary to protect the Company’s legitimate business interests in exchange for his receipt of a certain payment and other consideration.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.    Termination of Employment and Related Duties. The Parties agree that Employee’s employment with the Company and any and all of its affiliates was terminated by Employee Without Good Reason (as defined in that certain Amended and Restated Employment Agreement dated as of April 1, 2012 between Employee and Stock Building Supply Holdings, LLC (“Employment Agreement”)) effective as of April 4, 2014 (the “Separation Date”). Employee hereby resigns as an officer of the Company and each of its affiliates, and also resigns from any committees of any of them, as of the Separation Date, and Employee agrees that he will execute any and all documents necessary to effect such resignations at any time now or in the future.

2.    Payments/Benefits Due to Employee.

(a)    Accrued Obligations. The Company agrees to pay Employee any accrued base salary and accrued but unpaid vacation pay through the Separation Date (and Employee and the Company agree that through the Separation Date, Employee accrued 34.01 hours of unused vacation, which equals $4,294.58 of accrued but unpaid vacation pay). Payment will be made, less applicable taxes and other withholdings, on the Company’s next regular pay date after the Separation Date.

(b)    General Health and Welfare Benefits and Executive Benefits. The Parties acknowledge that Employee may be the owner of certain portable life insurance, disability insurance and long-term care insurance policies and is entitled to retain such policies after the Separation Date upon assumption of the premium payments commencing with the first premium payment due after the Separation Date.

Other than as expressly set forth in this Section 2, Employee is not entitled to any wages, benefits or any other amounts under the Employment Agreement or otherwise with respect to his employment through the Separation Date. Any payments or other benefits currently being paid or provided to Employee shall cease as of the Separation Date, and Employee shall not be entitled to any further payment or benefits except as specifically set forth in this Section 2, as specifically set forth in Section 3 below as regards certain restrictive covenants and in consideration of Employee’s General Release (as defined in Section 5 herein).

3.    Proprietary Information; Restrictive Covenants.
(a)    Employee’s Roles and Key Involvement in Business, Financial and Operations Strategies and Decision-Making; Legitimate Business Interests. Employee has been employed by the Company or one or more of its present or past direct or indirect subsidiaries or their predecessors, successors or affiliates (individually and collectively, the “Company Group”) continuously since 2005 and in various management, senior management and officer positions, including but not limited to as Vice President, Marketing, Executive Vice President and Chief Supply Chain Officer, Divisional President and General Manager – Southwest Division, and, most recently, Divisional President and General Manager – South Division. Employee acknowledges and agrees that in and because of these various positions and at various times since 2005, Employee has been afforded, and one or more of the Company Group has made, an extraordinary investment of time, money and resources in Employee’s training, education and personalized development that allowed him to be given substantial duties and responsibilities for the management, direction, generation of goodwill and success of the business and operations of the Company Group including but not limited to serving as a member of the Company Group’s Senior Leadership Team coordinating strategic and operational functions of the Company Group throughout all the states in the United States of America where the Company Group has operated during Employee’s employment, and most recently in North Carolina, Texas, Arkansas and Georgia. Employee further acknowledges and agrees that in his various employment positions, the services he rendered to the Company Group in fulfilling his duties and responsibilities were special, unique or extraordinary based on his particular skill. Such special, unique or extraordinary services have included his direct and substantial involvement and participation in the analysis and development of major business, financial and operational strategies of the Company Group and access to and use of sensitive trade secrets, Proprietary Information (as defined below) and other confidential information it or they have.
(b)    Non-Disclosure of Proprietary Information. Employee and the Company hereby acknowledge and agree that in connection with and because of Employee's positions, duties and responsibilities all as described above, Employee, as an integral part of his positions and his efforts in furtherance of his and the Company Group’s development and maintenance of customers, employees and business success, was provided with and given access to, or was otherwise exposed or privy to and used, certain confidential and proprietary information of one or more of the Company Group that it or they used in their respective operations that only select individuals were permitted to see. Such confidential and proprietary information relates to and includes: business and business development strategies; market and other research and development information; design information; technological innovations; manufacturing and operating processes; customer contacts and relationships and buying patterns; details of vendor and supplier contracts, contracting strategies and relationships; materials requirements; margin development and strategies; pricing arrangements; financial information including budget development and approval of expenditures; sales activities and methods; marketing techniques, plans and strategies; customer and vendor negotiation techniques and strategies; program training and process development and strategies. Employee further acknowledges and agrees that some of this information constitutes or contains trade secrets of some or all of the Company Group. Employee further acknowledges and agrees that all of the foregoing, regardless of whether it constitutes or contains trade secrets, are valuable, special and unique assets of one or more of the Company Parties and Company Group and constitute and shall be deemed the Company Parties’ and Company Group’s proprietary information ("Proprietary Information" for purposes of this Agreement). Employee hereby agrees that any and all Proprietary Information is and shall forever remain the exclusive property of the Company Parties and Company Group, and that Employee shall not in any way disclose or reveal or use for his own benefit or the benefit of others the Proprietary Information. The term "Proprietary Information" does not include information that: (i) becomes generally available to the public other than as a result of a disclosure by Employee contrary to the terms of this Agreement; (ii) was available on a non-confidential basis prior to its disclosure; or (iii) becomes available on a non-confidential basis from a source other than Employee, provided that such source is not contractually or otherwise ethically or legally obligated to keep such information confidential.
(c)    Consideration; Restrictive Covenants. Employee acknowledges and agrees that the business in which the Company Group is engaged is intensely competitive and that, as a consequence of Employee’s positions within the Company or one or more of its present or past direct or indirect subsidiaries or their predecessors, successors or affiliates, including but not limited to his most recent position as Divisional President and General Manager – South Division, the Company Group has legitimate business interests that should be protected and that the enforcement of restrictive covenants contained in this Section 3 is necessary to ensure the protection of those legitimate business interests and accordingly, the continuity of the business and goodwill of the Company Group. Therefore, in consideration of Employee’s adherence to the covenant not to disclose Proprietary Information described above as well as: (i) the non-competition covenants in this Section 3; (ii) the customer non-solicitation covenants in this Section 3; (iii) the non-interference covenants in this Section 3; and (iv) the employee and independent contractor non-solicitation covenants in this Section 3, the Company agrees to pay to Employee the total sum of Fifty Thousand and No/100 Dollars ($50,000.00), less applicable taxes and other withholdings, on the first anniversary of the Effective Date (as defined in Section 5(f) of this Agreement) (“Separation Payment”), provided that at that time, the Company has confirmed to its reasonable satisfaction that Employee has complied with the non-competition, non-interference and non-solicitation covenants contained in Sections 3(c)(i), (ii), (iii) and (iv) herein. Employee acknowledges and agrees that he is not otherwise entitled to any separation or severance payments, and that the Company’s payment of the Separation Payment constitutes valid consideration for the non-disclosure and other covenants contained in this Section 3.
(i)    Non-Compete. In consideration of the Company's agreement to make a Separation Payment, and in order to protect the Company Group’s legitimate business interests, Employee agrees that, for the twelve (12)-month period following the Separation Date, Employee will not, without prior written consent of the Company, engage (in any capacity, including proprietor, shareholder, partner, officer, director or employee), either directly or indirectly by instructing or assisting others, in the operation, ownership or management of the activity of any proprietorship, partnership, company or other business entity which is competitive with the Company or any of the Company Group in the lumber and building materials supply and service industry for residential single-family or multi-family home building (a “Competing Business”) in:
(A)     each metropolitan statistical area in which the Company or any of the Company Group operate as of the Separation Date;
(B)     the territory where Employee is working at the time of termination; and
(C)     North Carolina, Texas, Arkansas and Georgia.
    (ii)    Customer Non-Solicit. Employee recognizes and agrees that the Company Group's customers are valuable and proprietary resources of the Company. Accordingly, in consideration of the Company's agreement to make a Separation Payment, and in order to protect the Company Group’s legitimate business interests, Employee agrees that, for the twelve (12)-month period following the Separation Date, Employee will not, directly or indirectly by instructing or assisting others, and through Employee's own efforts or through the efforts of another person or entity, for or in connection with any Competing Business, solicit or attempt to solicit business which is the same as or of a similar nature to the Company Group’s business from: (i) any individual or entity which obtained products or services from the Company Group at any time during Employee's employment with the Company; or (ii) from any known potential customer of the Company Group that Employee knows has been the subject of a known written or oral bid, offer or proposal by the Company Group or a substantial preparation with a view to making such a bid, proposal or offer, at the time of such solicitation by the Company Group.
(iii)    Non-Interference. In consideration of the Company's agreement to make a Separation Payment, and in order to protect the Company Group’s legitimate business interests, Employee agrees that, for the twelve (12)-month period following the Separation Date, Employee will not, directly or indirectly by instructing or assisting others: (i) divert, take away or attempt to divert or take away any customer or supplier of the Company Group from the Company Group; or (ii) induce, encourage or attempt to induce or encourage any customer or supplier of the Company Group to cease doing business in whole or in part with the Company Group, or to do business with any other person or entity (besides the Company Group), including a Competing Business.
(iv)    Personnel Non-Solicit. In consideration of the Company's agreement to make a Separation Payment, and in order to protect the Company Group’s legitimate business interests, Employee agrees that, for the twelve (12)-month period following the Separation Date, he shall not, directly or indirectly by instructing or assisting others, for his benefit or for the benefit of himself or any other person, firm or entity, including a Competing Business: (i) solicit or recruit the employment or services of, or hire or attempt to hire, any person who is an employee or independent contractor of the Company Group; or (ii) interfere or attempt to interfere with the relationship between the Company Group and any employee or independent contractor of the Company Group.
(v)    Stipulation. Notwithstanding the foregoing, the Parties hereby agree that Employee shall not be deemed to have breached any of the terms of this Section 3(c) if: (A) Employee becomes employed by or performs services for any manufacturer of lumber, building materials or equipment or appliances, and Employee does not perform duties or services for such person or company that are competitive with the business and operations of the Company Group during the twelve (12)-month period following the Separation Date; (B) Employee becomes employed by or performs services for Boise Cascade, Weyerhaeuser, Bluelinx, JELD-WEN, Capitol Window, Metrie, Orepac, James Hardie or Louisiana Pacific, or their affiliates, so long as Employee does not perform duties or services for such companies that are competitive with the business and operations of the Company Group during the twelve (12)-month period following the Separation Date or (C) the Company’s Chief Executive Officer or General Counsel specifically consents in writing for Employee to become employed by or perform services for any person or company and Employee becomes so employed or performs such services.
(d)    Remedies; Reasonableness.
(i)    Employee acknowledges and agrees that a breach by Employee of any of the provisions of this Section 3 will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that the Company will be entitled to an injunction, without the need to post a bond, to be issued by any court of competent jurisdiction restraining and enjoining Employee from a threatened or actual violation of any of the provisions of this Section 3. The right to an injunction shall be in addition to and not in lieu of any other remedy of any kind or character available to the Company for such breach or threatened breach, including the recovery of damages from Employee, the cessation of all future Separation Payments and full recovery of all Separation Payments already paid to Employee – none of which shall be considered or deemed to be an exclusive remedy and any or all of which may be sought. To the extent any additional relief, including but not limited to the Company’s right to recover any attorneys' fees, expenses and costs incurred in enforcing Section 3(e) below, may be set forth in that Section 3(e), this Section 3(d) is not intended to and does not limit any such relief.
(ii)    Employee expressly acknowledges and agrees that: (i) given his employment positions over the years, his access to and use of confidential and Proprietary Information, and the regular and ongoing contacts he had with customers and vendors all to promote and develop business and business strategies and operations of the Company Parties and Company Group, Employee may likely draw away customers or employees from the Company Group if permitted to compete against the Company Group or solicit customers or employees during the time and within the geographic area described above; (ii) each of the non-disclosure and restrictive covenants contained in this Section 3 is necessary to protect the Company Group's legitimate business interests such as their trade secrets and other confidential information, goodwill of their business and investment in Employee’s training, education and personalized development; (iii) each of the restrictive covenants contained in this Section 3 is reasonable, including but not limited to its being reasonable as to time and geographical area; (iv) each of the restrictive covenants contained in this Section 3 does not place any unreasonable burden upon Employee, especially given the Separation Payment and other consideration described herein; (v) the general public will not be harmed as a result of enforcement of these restrictive covenants; (vi) each of the restrictive covenants contained in this Section 3 do not preclude Employee from gainful employment; (vii) each of the restrictive covenants contained in this Section 3 is supported by good and adequate consideration and was negotiated by and between the Company and Employee in good faith; and (viii) Employee understands and hereby agrees to each and every term and condition of the restrictive covenants set forth in this Agreement.

(e)    Return of Separation Payment. Employee represents and warrants that he will fully comply or continue to comply with (i) the restrictions on competition and other restrictive covenants set forth in Section 3 of this Separation Agreement, and (ii) all obligations concerning the Company's Proprietary Information. Employee further acknowledges and agrees that Employee's right to receive the Separation Payment is contingent upon the Company confirming to its reasonable satisfaction that Employee has complied with the non-competition, non-interference and non-solicitation covenants contained in Sections 3(c)(i), (ii), (iii) and (iv) herein, and also his compliance with the terms and conditions of Section 3(e)(ii) above, and, in the event of a breach by Employee after receiving the Separation Payment, the Company shall have the right to fully recover the Separation Payment. In addition to all other legal remedies, the Company shall be entitled to recover any reasonable attorneys' fees, expenses and costs incurred in enforcing this section. This section shall not be considered or deemed to an exclusive remedy and is not intended to limit any remedies available to the Company or member of the Company Group of the kind or under the circumstances described in Section 3(d) above.

4.    COBRA Health Insurance Coverage. Regardless of whether Employee executes this Agreement, Employee will receive a notification within thirty (30) days of the Separation Date of his rights to elect to continue certain insurance benefits under the Company’s plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Information along with enrollment forms will be sent to Employee’s home address by the Company’s COBRA administrator.
5.    General Release.
(a)    Employee, on behalf of Employee, his heirs, beneficiaries, trustees, executors, personal representatives, legal representatives, attorneys-in-fact and administrators, irrevocably assigns, knowingly and unconditionally releases, remises and discharges the Company, its parents, its past, present and future direct and indirect subsidiaries, all current or former affiliated or related companies of the Company and its parent, partnerships, or joint ventures, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and with respect to each such entity, its past and present officers, directors, managers, employees, stockholders, equity holders, agents, advisors and counsel (collectively, the “Company Parties”) from any and all actions, causes of action, charges, complaints, claims, damages, demands, debts, lawsuits, rights, understandings and obligations of any kind, nature or description whatsoever, known or unknown, in law or equity, and whether or not heretofore asserted (collectively, the “Claims”), arising out of or relating to the Employee’s employment with the Company and/or Employee’s separation from the Company (the “General Release”).

(b)    This General Release by Employee includes, without limitation, (i) all Claims based upon actions or omissions (or alleged actions or omissions) that have occurred up to and including the date of this Agreement, regardless of ripeness or other limitation on immediate pursuit of any Claim in the absence of this Agreement; (ii) all Claims relating to or arising out of Employee’s employment with and separation from the Company, including, without limitation, any Claims arising under the Employment Agreement; (iii) all Claims (including Claims for discrimination, harassment, and retaliation) arising under any federal, state or local statute, regulation, ordinance, or the common law, including without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, 42 U.S.C. § 1981, the North Carolina Retaliation in Employment Discrimination Act, and any amendments to any of them, and any other federal or state law, local ordinance or common law claim, including for wrongful discharge, breach of implied or express contract, intentional or negligent infliction of emotional distress, defamation or other tort; (iv) all Claims for reinstatement, attorney’s fees, interest, costs, or additional compensation; and (v) any claims Employee may have pursuant to an internal grievance procedure at Company (including for the avoidance of doubt, all of its subsidiaries or affiliates).
(c)    For the purpose of implementing a full and complete release, Employee understands and agrees that this General Release is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in his favor against the Company Parties and this General Release extinguishes those claims. Accordingly, Employee expressly waives all rights afforded by any state statute or regulation in any applicable jurisdiction prohibiting, limiting, or restricting the waiver of unknown claims. Employee makes this waiver with full knowledge of his rights and with specific intent to release both his known and unknown claims.
(d)    This General Release does not release any Claim that relates to: (i) Employee’s right to enforce this Agreement; (ii) any rights Employee may have to indemnification from personal liability or to protection under any insurance policy maintained by the Company, including without limitation any general liability, EPLI, or directors and officers insurance policy; (iii) Employee’s right, if any, to government-provided unemployment and workers’ compensation benefits; or (iv) Employee’s rights under any Company employee benefit plans (i.e. health, disability or retirement plans), which by their explicit terms survive the termination of Employee’s employment.

(e)    Employee agrees that the consideration set forth in Section 3 above shall constitute the entire consideration provided under this Agreement, and that Employee will not seek from the Company Parties any further compensation or other consideration for any claimed obligation, entitlement, damage, cost or attorneys’ fees in connection with the matters encompassed by this Agreement.

(f)    Employee agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. and any amendments thereto (“ADEA”), and in connection with such waiver of ADEA claims, and as provided by the Older Worker Benefit Protection Act, Employee understands and agrees as follows:

i.	Employee has the opportunity to consult with an attorney before signing this Agreement, and is hereby advised to do so;

ii.
Employee shall have a period of twenty-one (21) days from the Separation Date (or from the date of receipt of this Agreement if received after the Separation Date) in which to consider the terms of this Agreement (the “Review Period”). Employee may at his option execute this Agreement at any time during the Review Period. Employee agrees that by signing this Agreement prior to the expiration of the twenty-one (21) day period, he has voluntarily waived his right to consider this Agreement for the full Review Period. If Employee does not return the signed Agreement to the Company prior to the expiration of the 21-day period, then the offer of severance benefits set forth in Section 3 above shall lapse and shall be withdrawn by the Company;

iii.
Employee may revoke this Agreement at any time during the first seven (7) calendar days following Employee’s execution of this Agreement, and this Agreement and release shall not be effective or enforceable until that seven-day period has expired. Notice of a revocation by the Employee must be made to the designated representative of the Company (as described below) within the seven (7) calendar day period after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable, and the offer of severance benefits set forth in Section 3 above shall lapse and shall be withdrawn by the Company. Accordingly, the “Effective Date” of this Agreement shall be on the eighth (8th) calendar day after Employee signs the Agreement and returns it to the Company, and provided that Employee did not revoke the Agreement during the seven (7) day revocation period;

iv.
Provided that Employee executes and does not revoke this Agreement, the Company shall pay Employee the amounts provided under Section 3 of this Agreement in consideration of the General Release, including the release of any claims that Employee may have under the ADEA.

v.	The Company is paying Employee a portion of the payment received under this Agreement specifically to release any claims that Employee may have under the ADEA. This amount of such payment is $1,000.

In the event Employee elects to revoke this release pursuant to Paragraph 5(f)(iii) above, Employee shall notify Company by hand-delivery, express courier or certified mail, return receipt requested, within seven (7) days after signing this Agreement to: Stock Building Supply Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617, Attn: Bryan J. Yeazel, Executive Vice President, Chief Administrative Officer & General Counsel.

6.    Review of Agreement; No Assignment of Claims. Employee represents and warrants that he (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for it to be reviewed and explained by counsel, (b) is voluntarily entering into this Agreement, (c) has not relied upon any representation or statement made by the Company or any other person with regard to the subject matter or effect of this Agreement, and (d) has not transferred or assigned any Claims.

7.    No Claims. Employee represents that he has not filed any Claim against the Company or its affiliates with any state, federal or local agency or court and that he will not file any Claim at any time regarding the matters covered by this Agreement; provided, however, that nothing in this Agreement shall be construed to prohibit Employee from filing a Claim with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other governmental agency charged with enforcing employment laws; provided, further, that Employee acknowledges that he will not be entitled to recover any monetary or other damages in connection with or be entitled to reinstatement as a result of any such agency proceeding.

8.    Taxes; Benefits. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required by applicable law to withhold, and Employee acknowledges that he is responsible for any federal, state or other taxes due as a result of this Agreement. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. The Parties acknowledge and agree that the Company will not contest Employee’s filing for unemployment insurance benefits.

9.    Interpretation. This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the State of Delaware without regard to provisions or principles thereof relating to conflict of laws.

10.    Agreement as Defense. This Agreement may be pleaded as a full and complete defense to any subsequent action or other proceeding arising out of, relating to, or having anything to do with any and all Claims, counterclaims, defenses or other matters capable of being alleged, which are specifically released and discharged by this Agreement. This Agreement may also be used to abate any such action or proceeding and/or as a basis of a cross-complaint for damages.

11.    Nondisclosure of Agreement. The terms and conditions of this Agreement are confidential. Employee agrees not to disclose the terms of this Agreement to anyone except immediate family members and Employee’s attorney and financial adviser. Employee further agrees to inform these people that the Agreement is confidential and must not be disclosed to anyone else. Employee may disclose the terms of this Agreement if compelled to do so by a court, but Employee agrees to notify the Company immediately if anyone seeks to compel Employee’s testimony in this regard, and to cooperate with the Company if the Company decides to oppose such effort. The Parties agree that disclosure by Employee in violation of this Agreement would damage the Company such that money damages could not fully compensate the Company and that the Company would be entitled to injunctive and equitable relief in addition to all other rights and remedies as may be provided by law.

12.    Ongoing Covenants. Employee acknowledges that nothing in this Agreement shall limit or otherwise impact Employee’s continuing obligations of confidentiality to the Company in accordance with Company policy and applicable law, or any applicable Company policies or agreements between the Company and Employee with respect to confidentiality, and with respect to Proprietary Information, non-competition, non-interference and non-solicitation as set forth and described in Section 3 and Section 14 herein, and Employee covenants and agrees to abide by all such continuing obligations. Employee hereby agrees that, if and when requested to do so by the Company, he will make himself reasonably available to, and will cooperate in all reasonable respects with, the Company, its officers and directors, and their respective counsel in connection with any litigation, proceeding, or investigation relating to the Company; it being understood that such cooperation shall take into account and accommodate the Employee’s then-applicable business and professional commitments. Upon written request accompanied by appropriate documentation and confirmation to the Company’s reasonable satisfaction that the requested services were performed, the Company agrees to reimburse Employee for any reasonable out-of-pocket expenses incurred by Employee in connection with any actions taken by Employee pursuant to this Section and to pay Employee a consulting fee in the amount of $150 per hour for his time incurred in performing requested services.

13.    No Adverse Comments. Employee shall not make, issue, release or authorize any written or oral statements, derogatory or defamatory in nature, about the Company or its affiliates or their respective products, services, directors, officers or employees. Without Employee’s prior written consent, in response to any inquiries from third parties regarding Employee’s employment with the Company, the Company shall only provide the dates of Employee’s employment and Employee’s position and title while so employed. The Company shall not make, issue, release or authorize any written or oral statements, derogatory or defamatory in nature about Employee.

14.    Integration; Severability. Nothing contained in this Agreement is intended to waive or limit the provisions of Section 6 (Non-Competition and Non-Solicitation) contained in that certain Subscription Agreement dated as of June 11, 2009 by and between Employee and Saturn Acquisition Holdings, LLC (the “Subscription Agreement”), which shall remain in full force and effect, and in the event of any inconsistency between the provisions of Section 6 of the Subscription Agreement and the provisions of this Agreement, to the maximum extent permitted by law the provision that is more restrictive upon Employee shall govern (except as otherwise set forth in Section 3(c)(v) of this Agreement). Additionally, nothing contained in this Agreement is intended to waive or limit the provisions of Section 4.3 (Assignment of Inventions to the Company) contained in the Employment Agreement, which Section shall remain in full force and effect, and nothing contained in this Agreement is intended to waive or limit the terms of that certain Indemnification Agreement made as of May 1, 2009 by and between Stock Building Supply Holdings, LLC and Employee, which shall remain in full force and effect. Subject to the foregoing, the terms and conditions of this Agreement constitute the entire agreement between Company and Employee and supersede all previous communications and agreements, either oral or written, including but not limited to the Employment Agreement, between the Parties with respect to the subject matter of this Agreement. No agreement or understanding varying or extending the terms of this Agreement shall be binding upon either party unless in a writing signed by both Parties. In the event that a court finds any portion of this Agreement, including but not limited to any one of the separate restrictive covenants contained in Section 3, unenforceable for any reason whatsoever, the Company and Employee agree that the other provisions of the Agreement, including but not limited to any other of the separate restrictive covenants contained in Section 3, shall be deemed to be severable and will continue in full force and effect to the fullest extent permitted by law.

15.    Section 409A Compliance. This Agreement and any payments or benefits provided hereunder shall be interpreted, operated and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the Parties acknowledge and agree that the form and timing of the Severance Benefits and the other payments and benefits to be provided pursuant to this Agreement are intended to be exempt from, or to comply with, one or more exceptions to the requirements of Section 409A of the Code. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Separation Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

16.    Return of Company Property. On or before the Separation Date, Employee shall return to the Company, in proper condition, all Company property in his possession, custody, or control, including, but not limited to, any and all of the following: The Company Group’s proprietary files, memoranda, documents, copies, programs, computers, diskettes, flash drives and other storage devices and computer peripherals, telephones, and pagers as well as credit cards, keys (such as, but not limited to, building and office access keys) and any other Company or Company Group property. In addition, Employee hereby warrants that any Company or Company Group electronically-stored information, including but not limited to, PowerPoint presentations, spreadsheets, electronic mail messages, and any other forms of electronic documents or records of any kind that he may have received or transmitted from any personal computers, mobile phones or other such devices, have been or will be deleted therefrom on or before the Separation Date.

EMPLOYEE ACKNOWLEDGES THE FOLLOWING: HE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND OF HIS OWN FREE WILL WITH A FULL UNDERSTANDING OF ITS TERMS; HE HAS READ THIS AGREEMENT; THAT HE FULLY UNDERSTANDS ITS TERMS; THAT EMPLOYEE IS ADVISED TO CONSULT AN ATTORNEY FOR ADVICE; THAT HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; AND THAT HE HAS HAD AMPLE TIME TO CONSIDER HIS DECISION BEFORE ENTERING INTO THE AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT HE IS SATISFIED WITH THE TERMS OF THIS AGREEMENT AND AGREES THAT THE TERMS ARE BINDING UPON HIM.

IN WITNESS WHEREOF, the Parties have executed this Agreement with effect as of the date first above written.

JAMES F. DREXINGER	STOCK BUILDING SUPPLY HOLDINGS, INC.

/s/ James F. Drexinger ______	By : /s/ Bryan J. Yeazel
Name: Bryan J. Yeazel
Title: Executive Vice President, Chief
Administrative Officer & General Counsel

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